CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-163101 on Form N-2 of our report dated December 21, 2011, relating to the financial statement of eUnits™ 2 Year U.S. Market Participation Trust: Upside to Cap / Buffered Downside appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 21, 2011